Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Top Win International Limited on Amendment No.2 to Form F-1 of our report dated August 15, 2024, except for Note 12, as to which the date is November 25, 2024, with respect to our audits of the consolidated financial statements of Top Win International Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, New York

February 10, 2025